                                                                    Exhibit 10.5

                                   EXHIBIT B

                             REINSURANCE AGREEMENT


       THIS REINSURANCE AGREEMENT (this "Agreement"), made the 30th day of July, 1992 by and between John Hancock Mutual Life Insurance Company, a Massachusetts mutual life insurance company (the "Company"), and Provident Life and Casualty Insurance Company, a Tennessee insurance company (the "Reinsurer"),


                                WITNESSETH THAT

       IN CONSIDERATION of the mutual covenants and promises, and upon the terms and conditions set forth in this Agreement, the parties agree as follows:



                                   ARTICLE I

                              BUSINESS REINSURED


       1. The Company hereby cedes to the Reinsurer, and the Reinsurer hereby reinsures, 100% of the Policy Liabilities (as defined in Article V below) of the Disability Line (as defined in the Acquisition Agreement referred to in Article IV below) and all contracts or other agreements which are part of the Disability Line that are listed on Attachment B-1 on the Closing Date (as defined in Article IV below). All such policies and contracts described on Attachment B-1 are hereafter referred to as the "Policy" or "Policies."

       2. All Policy Liabilities for which the Reinsurer is liable under this Agreement are subject in all respects to the same terms, conditions, interpretations, waivers, modifications, alterations and cancellations as the Policies. The Reinsurer reinsures the Policy Liabilities subject to all defenses, setoffs and counterclaims to which the Company would be entitled with respect to the Policies. It is expressly understood and agreed by the parties that no such defenses, setoffs or counterclaims are waived by the execution of this Agreement or the consummation of the transactions contemplated under this Agreement, and that on the Closing Date the Reinsurer shall be fully subrogated to all such defenses, setoffs and counterclaims.

       3. Nothing in this Agreement creates any obligations on, or establishes any rights against, the Reinsurer in favor of any person not a party to this Agreement.

       4. Prior to the Closing Date, the Company and the Reinsurer shall obtain all the consents or approvals of insurance regulatory authorities (whether through positive notification of approval or non-objection), if any, which are necessary for the consummation on the Closing Date of the transactions contemplated by this Agreement to be consummated on the Closing Date. After the Closing Date, the Company and the Reinsurer shall obtain all the consents or approvals of insurance regulatory authorities (whether through positive notification of approval or non-objection), if any, which are necessary for the consummation after the Closing Date of the transactions contemplated by this Agreement to be consummated after the Closing Date. The respective transactions shall not be consummated unless and until the applicable consents or approvals are obtained.

       5. The Reinsurer shall, at all times during the term of this Agreement, take all actions consistent with state laws and regulations necessary to insure that the Company is permitted to take full reserve credits relating to the Policies reinsured. The Reinsurer will assume responsibility for computing reserves (i.e., unearned premium reserves, active life reserves, and claim reserves) in accordance with minimum statutory reserve standards for the liability it assumes under this Agreement.

                                  ARTICLE II

                                  REINSURANCE


       1. The Company has taken or will take action to terminate existing reinsurance agreements as to the Disability Line. Such termination will be effective on or before the Closing Date. It is agreed that certain existing claims, which remain in effect as of the Closing Date, shall continue on a reinsured basis as outlined in the Acquisition Agreement.

       2. The Company shall assist the Reinsurer in the administration of these claims and shall aid the Reinsurer in collecting all amounts due from other reinsurers and shall forward to the Reinsurer any funds collected from other reinsurers on the Policies.


                                  ARTICLE III

                                   TERRITORY

       This Agreement shall apply only to Policies having their situs in the state of New York.

                                  ARTICLE IV

                                     TERM

       This Agreement shall become effective at 12:01 A.M., Boston, Massachusetts time, on the date of the Closing (the "Closing Date") of the transactions provided for in the Acquisition Agreement, dated July 30, 1992, between the Company and the Reinsurer (the "Acquisition Agreement") and shall continue in effect until and unless terminated in accordance with Article XIII of this Agreement.

                                   ARTICLE V

                                   LIABILITY

       The term "Policy Liabilities" means the gross liability of the Company on the Policies. Policy Liabilities do not include Excluded Liabilities (as defined in the Acquisition Agreement).

                                  ARTICLE VI

                             POLICY ADMINISTRATION

       1. The Company and the Reinsurer will collect all due premiums, perform all policy administration and service all of the Policies reinsured under this Agreement pursuant to terms of the Administrative Services Agreement dated July 30, 1992 between the Company and the Reinsurer (the "Administrative Services Agreement"). Pursuant to applicable law, the Company grants to the Reinsurer authority in all matters relating to policy administration as set out in the Administrative Services Agreement. The Company hereby nominates and appoints the Reinsurer as the attorney-in-fact of the Company with respect to the rights, duties, privileges and obligations of the Company under the Policies, with full power and authority to act in the name, place and stead of the Company. This power and authority includes without limitation the power to service all Policies, to defend, settle and pay all claims and to take such other actions as may be necessary or desirable to effect the transactions contemplated by this Agreement.

       2. Notwithstanding the provisions of this Agreement, the Acquisition Agreement, the Administrative Services Agreement, or any other agreement related to this transaction, it is expressly understood and agreed by the Reinsurer and the Company, that as to Policies covered by this Agreement the Company retains final authority in matters of claim administration. The Company agrees that it shall consult with the Reinsurer in making any decision it is called upon or required to make in connection with the administration of claim payments under of this Agreement.

                                  ARTICLE VII

                            PREMIUMS; CONSIDERATION

       1. The Reinsurer is entitled to 100% of all premiums and other consideration, including premiums collected on and after August 1, 1992, with respect to any and all Policies which have been billed, but as to which premiums remain unpaid as of Closing, attributable to the Policies, less ceding allowances as outlined in Exhibit A to this Agreement. If the Company receives premiums and other consideration after the Closing Date it shall promptly remit such premiums and consideration to the Reinsurer, along with pertinent information such as the nature of the payment, the source of funds, the policy number, the period to which the remittance relates and any special rates or instructions. The amount of expense allowance as outlined on Exhibit A will be adjusted by the Reinsurer from time to time as required to reflect the allocation of policy administration functions then being performed by the Company.

       2. Except as may be provided in the Acquisition Agreement, the Reinsurer assumes no liability for dividends that may be granted under the Policies reinsured, or any other amounts which may be treated as or deemed to be a dividend to the policyholder. Any such dividends to policyholders shall be treated as paid solely by the Company.

       3. As outlined in the Acquisition Agreement, the Reinsurer shall allow to the Company, as consideration for reinsurance of the Policies, an amount equal to 47.98888% of the annualized modal premium in force (the "Purchase Price") with respect to the Policies as of the Closing Date.

       4. As consideration for the Reinsurer's 100% reinsurance of the Policy Liabilities, the Company shall allow to the Reinsurer as of the Closing Date an amount equal to the Final Reserves as outlined in the Acquisition Agreement.


                                 ARTICLE VIII

                            RECORDS AND ACCOUNTING


       1. As soon as practicable after the Closing Date, the Company shall forward to the Reinsurer duplicate copies of all reports, records, underwriting files, claim files and other data or information ("Records") relating to the Policies as required by the Reinsurer pursuant to terms of the Administrative Services Agreement and shall cooperate with the Reinsurer in the administration of the Policies. The original records with respect to the Policies will be maintained by the Company. The Company shall use its best efforts to maintain the Policies and the Records in the manner in which the Reinsurer requires. The Company shall also grant to the Reinsurer such access to Records maintained on the computer systems of the Company as is necessary to administer the payment of claims under the Policies and for such other purposes as may be mutually agreed upon by the Company and the Reinsurer.

       2. All reserves will be accounted for by the Company as ceded reinsurance and by the Reinsurer as assumed reinsurance.

       3. The Reinsurer will be credited with 100% of the total premiums received on the policies reinsured and debited with the ceding allowances outlined in Exhibit A to this Agreement.

                                  ARTICLE IX

                                   RESERVES

       1. The Reinsurer shall maintain active life, unearned premium, claim, and other reserves (including reserves for losses incurred but not reported), consistent with the law of any jurisdiction having regulatory authority with respect to the Policies.

       2. At any point in time, the Reinsurer will owe to the Company, an amount equal to the ceding allowances outlined in Exhibit A to this Agreement, multiplied by the amount of premiums recorded as paid by the Company, but not yet transferred to the Reinsurer.

                                   ARTICLE X

                      ADJUSTMENT FOR FEDERAL INCOME TAXES

       There shall be no sharing or proration of the federal income tax benefits or payments which may accrue to the Reinsurer or Company as a result of this Agreement.

                                  ARTICLE XI

                            REINSURANCE ACCOUNTING

       The Company and the Reinsurer shall administer the Policies hereunder and shall perform all accounting for such Policies. Within the time frames as specified in Exhibit B the Company and the Reinsurer each shall provide to the other such information as is necessary to complete monthly, quarterly, or annual financial statements. The particulars of this financial/accounting process are contained in Exhibit B to this Agreement.


                                  ARTICLE XII

                                  INSOLVENCY

       In the event of the Company's insolvency, the Reinsurer is obligated to make payments of its liability under this Agreement without diminution because of the insolvency. It is agreed that any liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company on any Policy within a reasonable time after the claim is filed in the insolvency proceeding. During the pendency of any such claim the Reinsurer may investigate the claim and may, at its own expense, interpose any defense which the Reinsurer considers to be available to the Company or its liquidator, receiver or statutory successor.

                                  ARTICLE XIII

                                  TERMINATION

       This Agreement may not be cancelled by either party acting alone but shall remain in full force and effect until such time as all liabilities under this Agreement and under the Policies have been discharged or have otherwise expired. This Agreement may be terminated at any time by written instrument signed by both parties.


                                  ARTICLE XIV

                              GENERAL PROVISIONS

       1. All notices and other communications shall be in writing and shall be delivered personally or mailed postage prepaid, certified or registered mail, return receipt requested, to the party at the address set forth after its respective name below:

   If to the Company, addressed to:

       John Hancock Mutual Life Insurance Company
       John Hancock Place, 200 Clarendon Street
       Post Office Box 111
       Boston, Massachusetts 02117-0111
       Attention:  Joseph A. Tomlinson
                   Vice President


   With a copy to:

       Bryan M. Cadel
       Assistant Counsel
       John Hancock Mutual Life Insurance Company
       John Hancock Place, 200 Clarendon Street
       Post Office Box 111
       Boston, Massachusetts 02117-0111

   If to the Reinsurer, addressed to:

       Provident Life and Casualty Insurance Company
       One Fountain Square
       Chattanooga, TN 37402
       Attention:  David S. Cox
                   Vice President, Acquisitions and Reinsurance
                   Accident Department

   With a copy to:

       Henry T. Hardin, III            -
       Senior Counsel
       Provident Life and Casualty Insurance Company
       One Fountain Square
       Chattanooga, TN 37402

or to another place and with other copies as a party may designate for itself by written notice to the other.

       2. If any provision or portion of this Agreement is invalid or unenforceable for any reason, the Agreement shall be read as though it includes such minor changes in the provision or portion as are necessary to make it valid or enforceable. That any provision or portion of the Agreement is invalid or unenforceable shall not affect the validity or enforceability of the other provision or portions of the Agreement.

       3.  This Agreement:

           (a) together with the Acquisition Agreement, the Coinsurance Agreement between the Company and Provident Life and Accident Insurance Company and the Administrative Services Agreement constitute the entire agreement and supersedes all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement;

           (b) may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument;

           (c) shall be binding upon and inure to the benefit of the parties and their respective successors and assigns;

           (d) may not be assigned by either party without the written consent of the other party hereto.

           (e) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts; and

           (f) shall be construed and interpreted in a manner consistent with, and not contrary to, the terms and conditions of the Acquisition Agreement. In the event of any conflict between the provisions of the Acquisition Agreement and this Agreement, the provisions of the Acquisition Agreement shall prevail.



                                       JOHN HANCOCK MUTUAL LIFE
                                       INSURANCE COMPANY



Witness: /s/ Elaine M. Tallini         BY: /s/ Joseph A. Tomlinson
        ---------------------------       ----------------------------
                                       Name:   Joseph A. Tomlinson
                                       Title:  Vice President



                                       PROVIDENT LIFE AND CASUALTY
                                       INSURANCE COMPANY



Witness: /s/ Henry T. Hardy, III      BY: /s/ Ralph J. Christiana
        ----------------------------       ----------------------------
                                       Name:   Ralph J. Christiana
                                       Title:  Vice President and Chief
                                               Officer, Accident Department

                                                                  Attachment B-1



                       Description of Reinsured Policies

                                   EXHIBIT A



                         COINSURANCE CEDING ALLOWANCES

                                  JOHN HANCOCK

                         COINSURANCE CEDING ALLOWANCES

                            1992    1993   1994   1995   1996   1997   1998   1999   2000   2001  2002 & Following
                            ----    ----   ----   ----   ----   ----   ----   ----   ----   ----  ----------------
Commission Allowance/A/    10.00%  10.00%  9.00%  8.00%  7.25%  6.50%  5.75%  5.00%  4.50%  4.25%       4.00%
Expense Allowance           2.75%   2.75%  2.75%  2.75%  2.75%  2.75%  2.75%  2.75%  2.75%  2.75%       2.75%
Premium Tax Allowance       2.00%   2.00%  2.00%  2.00%  2.00%  2.00%  2.00%  2.00%  2.00%  2.00%       2.00%


The above percentage allowance factors will be multiplied by the dollar amount of premiums recorded as paid less returned premiums and waiver premiums.



/A/ Reflects savings from John Hancock's annualization of commissions during 1991.

                                   EXHIBIT B


                       FINANCIAL/ACCOUNTING PROCESS FOR
                             REINSURANCE AGREEMENT



I.  Information to be supplied monthly by the Company

    A. Net premiums recorded as paid for the preceding month - a summary of premiums paid less any returned premiums for the second preceding month

    B. Premium billed and due but not yet paid - this information needs to be separated into the following categories

        1.  Billed but not yet paid within the 31-day grace period

        2. Premiums billed and due but more than 31 days past due but less than 90 days

        3.  Premiums billed and due but 90 days or more past due

    C.  Waived premiums during the preceding month

    D. Allowances for commissions, administration and premium taxes - each allowance will be computed by multiplying (a) the net premiums recorded paid less returned premiums less premiums waived by (b) the appropriate percentage factor as shown in the attached schedule.

    E.  The IDH master policy file for all policies

    F. The computer datasets are to be shipped, guaranteed next day delivery, on the 1st working day of each month; accounting information is due by the 4th day of each month. All information shall reflect transactions as of the last day of the month next preceding.



II. Data to be supplied by the Reinsurer

    A.  Monthly
        -------

        1.  Claim payments made during the preceding month

    B.  Quarterly
        ---------

        1.  Claim reserves on in-process claims

        2.  Claim reserves for IBNR

        3.  Active life reserves

        4.  Unearned premium reserves

        5.  F.I.T. tax basis reserves

The information in A above is to be telecopied on the 3rd working day of each month, as of the last day of the month next preceding. The information in B above is due no later than the 7th working day of the month as of the last day of the calendar quarter next preceding.

    C.  Annually
        --------

        1.  A & H Policy Form Exhibit

        2.  Experience by policy series for state of New York

        3.  Annual statement information

The information in C(1) and C(2) is due by March 15 of each year; the information in C(3) is due by January 31 of each year.